EXHIBIT 5.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

November 20, 2014
Galena Biopharma, Inc.
4640 S.W. Macadam Avenue
Suite 270
Portland, Oregon 97239
Re:    Registration Statement on Form S-3 (Registration No. 333-188849)
Ladies and Gentlemen:
This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated June 12, 2013 (the “Base Prospectus”), and the prospectus supplement dated November 20, 2014 (the “Prospectus Supplement” and, collectively with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”). The Prospectus relates to the offer and sale by Galena Biopharma, Inc. (the “Company”) of a maximum of up to 53,131,221 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share. The Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus.
We have acted as counsel for the Company in connection with the offer and sale of the Shares. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Prospectus and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.
The opinion expressed below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws.
Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and paid for as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement remains effective.

Very truly yours,

/s/ TROYGOULD PC